SUBSIDIARIES OF UTAH MEDICAL PRODUCTS, INC.:


                               Jurisdiction
Name                           of Incorporation    Business Name

Utah Medical Products Ltd.     Bermuda             Utah Medical Products, Inc.
Columbia Medical               Oregon              Columbia Medical, Inc.
 & Surgical, Inc.